Exhibit 4.1

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                             EURONET WORLDWIDE, INC.

Euronet Worldwide, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation") hereby certifies as follows:

FIRST: That on March 8, 2006, the directors of the Corporation adopted a resolution setting forth a proposed amendment to the Certificate of Incorporation of the Corporation declaring the advisability thereof, and calling for consideration of the proposed amendment by the Corporation's stockholders. The resolution setting forth the proposed amendment is as follows:

     NOW THEREFORE BE IT RESOLVED, that Article FOURTH (a) of the Certificate of Incorporation, as amended, shall be amended to read as follows:

     FOURTH: (a) The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is One Hundred Million (100,000,000) shares, consisting of:

          1. Ten Million (10,000,000) shares of preferred stock, par value two cents ($0.02) per share ("Preferred Stock");

          2. Ninety Million (90,000,000) shares of common stock, par value two cents ($0.02) per share ("Common Stock").

SECOND:  That  thereafter,   at  the  Annual  Meeting  of  stockholders  of  the
Corporation held on May 18, 2006, the stockholders adopted a resolution approving the foregoing amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the Delaware General Corporation Law.


     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its authorized officer this 29th day of June, 2006.

                                    EURONET WORLDWIDE, INC.

                                    By: /s/ Jeffrey B. Newman
                                        -------------------------
                                    Jeffrey B. Newman
                                    Executive Vice President,
                                    General Counsel and Secretary